Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Corporation Repurchases Warrant from U.S. Treasury

Syracuse, New York (June 17, 2009) — Alliance Financial Corporation (“the Company”) (Nasdaq: ALNC), the holding company for Alliance Bank, N.A. (the “Bank”), announced today that it has repurchased the warrant (“Warrant”) to purchase 173,069 shares of its common stock issued to the U.S. Department of Treasury (“Treasury Department”) on December 19, 2008, as part of the Capital Purchase Program (“CPP”). The Company repurchased the Warrant for $900,000. The repurchase of the Warrant will have no affect on the Company’s earnings per share.

On May 13, 2009, the Company announced that it repurchased all of the $26.9 million in preferred, non-voting stock that was sold to the Treasury Department under the CPP. As a result of the Warrant repurchase, the Company has repurchased all securities issued to the Treasury Department under the CPP.

With approximately $1.4 billion in assets, Alliance Financial Corporation is an independent financial holding company headquartered in Syracuse, with Alliance Bank, N.A. as its principal subsidiary providing retail and commercial banking, and trust and investment services through 29 locations in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Treasurer and CFO
315-475-4478